Exhibit 10.18

EMPLOYMENT AND

PROTECTIVE COVENANTS AGREEMENT

This EMPLOYMENT AND PROTECTIVE COVENANTS AGREEMENT (this “Agreement”), effective as of May 22, 2017 (Effective Date), is between Grosvenor Capital Management, L.P., an Illinois limited partnership (“Employer”), and Francis ldehen (“Employee”);

WHEREAS, Employer desires to employ Employee and Employee desires to accept such employment on the terms and subject to the conditions set forth below; and

WHEREAS, Employee’s first day of employment with Employer will be on the Effective Date.

NOW, THEREFORE, it is hereby agreed as follows:

§1 EMPLOYMENT. Effective on the Effective Date, Employer hereby agrees to employ Employee, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

§2. FREEDOM TO CONTRACT; REPRESENTATIONS. Employee represents and warrants to Employer that as of the Effective Date, (i) Employee is free to enter into this Agreement, (ii) Employee is not party to or bound by any noncompetition or nonsolicitation agreement with any Person (as defined in §12 below) other than the noncompetition and nonsolicitation agreements set forth in this Agreement, (iii) Employee’s execution, delivery, and performance of this Agreement are not in violation or breach of, and do not conflict with or constitute a default under, any agreement or commitment to which Employee is a party, and (iv) Employee is not a party to or bound by any confidentiality or nondisclosure agreement or obligation except as previously disclosed to Employer in writing, and Employee agrees with Employer not to use or disclose any information in violation of any such agreement or obligation, if any.

§3. POSITION.

(a) Position. During the Initial Term (as defined in §4 below), Employee shall be employed as Managing Director, Chief Operating Officer of Employer and such position shall be a member of Employer’s executive team (currently known as “The Office of the Chairman”). In that capacity, Employee shall have the responsibilities and duties assigned by Employer and shall act only within the scope of the authority granted. Employee’s title and/or job duties may change at Employer’s sole discretion.

(b) Commitment. Employee agrees to devote his/her full time and best efforts to the performance of his/her duties to Employer while employed by Employer. Employee will comply with all lawful policies and procedures established by Employer from time to time. Employee shall not engage in any activities that conflict with, or create an appearance of conflict with respect to the interests of Employer or any of the members of the GCM Group (as defined in §8 below).

§4. TERM OF EMPLOYMENT; POST EMPLOYMENT CONSULTING. The employment of Employee under this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”), unless terminated earlier pursuant to §6 hereof, and shall continue thereafter until terminated pursuant to §6 hereof. For the period commencing upon the date that Employee first ceases to be employed by Employer or an Affiliate (as defined in §8 below) of Employer (the “Employment Termination Date”) for any reason (other than a termination resulting from an event described in §6(a) or §6(b)) and ending on the end of the 12th full calendar month following said Employment Termination Date (such period, the “Post-Employment Consulting Period”), Employee shall consult with Employer from time to time, at reasonable times and on reasonable notice, concerning such matters with respect to the business of Employer or Employee’s previous activities and responsibilities with Employer, and for such amount of time, as Employer may reasonably request.

§5. COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT.

(a) (i) Base Salary; Benefits; Expense Reimbursements. After the Effective Date and while Employee is employed, in consideration for the services of Employee, Employer shall compensate Employee and provide benefits to Employee as determined by Employer; provided, however, that (A) during the Initial Term the rate of base salary shall be Five Hundred Thousand U.S. Dollars ($500,000) per year (the “Minimum Base Salary”), (B) Employer shall offer to Employee at least basic medical insurance or other medical coverage, and (C) Employee may participate in any other group insurance plan maintained by Employer from time to time in accordance with the terms of such plan. Employee’s base salary as in effect from time to time shall be paid in substantially equal installments in accordance with Employer’s normal payroll practices, but no less frequently than monthly. In addition, subject to the following sentence, Employer shall reimburse Employee for all reasonable expenses of the types authorized by Employer and incurred by Employee in the performance of his/her duties hereunder. Employee shall comply with such budget limitations and other policies and procedures of Employer relating to reimbursable expenses, including without limitation those relating to approval and reporting, as are applicable to Employee, which policies and procedures are subject to change in the sole discretion of Employer from time to time, and need not be the same as those applicable to other employees. During the Initial Term Employee shall also be eligible to participate in various long term incentive programs offered to senior executives from time to time (it being understood and agreed that Employee’s participation in any Employer long term incentive program shall be in the discretion of Employer). Employee shall be entitled to 4 weeks of paid vacation per calendar year.

(ii) Annual Bonus. For each 12-month period (or portion thereof) ending February 28, commencing with the period ending February 28, 2018 (each such period, a “Bonus Period”) during which Employee is employed by Employer under this Agreement, Employee shall be eligible for a bonus in an amount to be determined in the sole discretion of Employer (the “Annual Bonus”); provided, however, that (x) the Annual Bonus for the Bonus Period ending February 28, 2018 shall be Five Hundred Thousand U.S. Dollars ($500,000) and (y) the Annual Bonus for the Bonus Period ending February 28, 2019 shall be Five Hundred and Fifty Thousand U.S. Dollars ($550,000) ((x) and (y) each a “Minimum Annual Bonus”). Employer may increase the Minimum Annual Bonus in its sole discretion. The Annual Bonus for a Bonus Period, if any, shall be determined and paid to Employee in a lump sum not later than the 45th day after the end of the Bonus Period. Notwithstanding anything to the contrary in this §5(a)(ii), except as provided in §7(c) with respect to a Minimum Annual Bonus, the Annual Bonus for a Bonus Period shall not be payable to Employee if (A) Employee does not remain employed under this Agreement on the last day of the Bonus Period or (B) a notice of termination of employment has been given by Employee or Employer on or before the last day of such Bonus Period.

(iii) Sign-On Bonus. As additional consideration for Employee entering into this Agreement and the covenants and other undertakings of Employee set forth in this Agreement, Employee shall receive a one-time sign-on bonus (“Sign-On Bonus”) of $900,000, as reimbursement to Employee of his/her forfeited “PSUs” and “RSUs” from his/her previous employer. The Sign-On Bonus shall be paid as follows: (i) Three Hundred Thousand U.S. Dollars ($300,000) within 30 days of the first year anniversary of the Effective Date; (ii) Three Hundred Thousand U.S. Dollars ($300,000) within 30 days of the second year anniversary of the Effective Date; and (iii) Three Hundred Thousand U.S. Dollars ($300,000) within 30 days of the third year anniversary of the Effective Date. If Employee’s employment is terminated by Employer under any of the circumstances described in§ 7(b) or by Employee under§ 7(d) prior to the three year anniversary of the Effective Date, he/she shall repay to Employer any paid Sign-On Bonus no later than 30 days following the effective date of termination. The Sign-On Bonus shall be subject to tax deductions required by law.

(iv) Holdings Profits Participation. As additional consideration for Employee entering into this Agreement and the covenants and other undertakings of Employee set forth in this Agreement, no later than 30 days following the Effective Date, Employee will be admitted as a member of Grosvenor Holdings, L.L.C. pursuant to the terms and conditions set forth in a Participation Certificate issued pursuant to the Second Amended and Restated Operating Agreement of Grosvenor Holdings, L.L.C. (“Holdings Participation”).

(b) Post-Employment Consulting Compensation. Subject to the further provisions of this §5(b), commencing on Employee’s Separation from Service (within the meaning of Treas. Reg. §1.409A-l(h)(l)) for any reason other than an event described in §6(a) or §6(b)), and continuing during the Post-Employment Consulting Period, Employer shall pay to Employee in full compensation for Employee’s consulting services hereunder rendered during the Post Employment Consulting Period, a consulting fee at the annual rate of Two Hundred and Fifty Thousand U.S. Dollars ($250,000) (“Post-Employment Consulting Compensation”), payable in equal monthly installments; provided that if Employee is entitled to receive a continuation of his/her Minimum Base Salary following said termination of employment pursuant to §7(c), the amount of the Post-Employment Consulting Compensation payable for any month during the Post-Employment Consulting Period, shall be reduced (but not below zero) by the amount of the total salary continuation payable to employee for such month. Such additional fee shall be payable in the calendar month immediately following the month in which such services are performed. Employee shall not be an employee during the Post Employment Consulting Period, shall not be entitled to the benefits described in §5(a) or any other employee benefits during such period, and shall not be reimbursed for any expenses unless and to the extent Employer otherwise agrees in a particular case in writing before such expenditure is incurred. For the avoidance of doubt, the parties acknowledge that payment of monthly installments of Post Employment Consulting Compensation shall commence with the month following the month in which Employee has a Separation from Service within the meaning of Treas. Reg. §l.409A-l(h)(l) based on the level of bona fide services it is anticipated Employee will perform for Employer. Employee’s entitlement to and right to receive any Post Employment Consulting Compensation is conditioned upon Employee’s execution and delivery to the Employer of (and non-revocation of) a separation agreement that includes a general release, in the form that is then in use by Employer for such purposes. Notwithstanding anything to the contrary in this Agreement, in the event that Employee commits a material violation of any of the covenants contained in §8 or §9 of this Agreement, or fails to timely sign the separation agreement referred to above, Employer may cease paying any unpaid installments of Post-Employment Consulting Compensation; provided, however, that such nonpayment of Post-Employment Consulting Compensation shall not relieve Employee of his/her obligations under §8 or §9 of this Agreement.

§6. TERMINATION. Employee’s employment hereunder shall terminate:

(a) Death or Disability. Upon the death of Employee during his/her employment hereunder or, at the option of Employer, in the event Employee is Disabled (as defined below), upon written notice from Employer specifying the date on which Employee became Disabled. Employee shall be deemed “Disabled” if a medical doctor selected by Employer certifies that Employee has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been disabled in a manner which seriously interferes with his/her ability to perform his/her duties under this Agreement. Any failure or refusal by Employee to submit to a medical examination for the purpose of certifying whether he/she is Disabled under this §6(a) shall, at the option of Employer, be deemed to constitute conclusive evidence that Employee is Disabled.

(b) For Cause. For Cause immediately upon written notice by Employer to Employee. For purposes of this Agreement, a termination shall be for “Cause” if any one or more of the following has occurred:

(i) Employee has committed (whether or not at the workplace) (A) an act of fraud, embezzlement, or misappropriation of funds or property, (B) a breach of fiduciary duty, or (C) an illegal, unethical, or dishonest act or omission, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback; or

(ii) Employee has been indicted for or convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, (A) any felony, (B) any crime involving moral turpitude, or (C) any other crime that reasonably could impair Employee’s ability to perform his/her duties hereunder in a satisfactory manner; or

(iii) Employee has committed a willful breach of any of the covenants, terms or provisions of this Agreement, including without limitation §8 or §9, or engaged in any other willful act or omission (whether or not at the workplace) that (A) injures or has the potential to injure any Grosvenor Party, or (B) impairs or has the potential to impair Employee’s ability to perform his/her duties hereunder in a satisfactory manner, which, if curable, remains uncured following ten (10) days written notice to Employee describing such breach; or

(iv) Employee has willfully failed or refused to follow the lawful and good faith directions of Employer, which, if curable, remains uncured following ten (10) days’ written notice to Employee describing such failure or refusal; or

(v) Employee has been grossly negligent or has engaged in willful misconduct in the performance of his/her duties hereunder; or

(vi) Employee has reported to work under the influence of alcohol, used or possessed illegal drugs (whether or not at the workplace), or engaged in other conduct (whether or not in conjunction with his/her duties hereunder) that is detrimental to any Grosvenor Party or causes any of them public disgrace, disrepute or material harm; or

(vii) Employee has violated any of the terms of Employer’s established policies or any applicable law, statute, regulation , or rule of any government authority having jurisdiction over Employee’s business or affairs, which, if curable, remains uncured following ten (10) days written notice to Employee describing such violation;

(viii) Employee has failed to fulfill Employee’s obligations pursuant to §6(c) of this Agreement; or

(ix) Employee has resigned other than pursuant to the written notice required pursuant to §6(c) of this Agreement.

For purposes of this definition, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by him/her in bad faith or without a reasonable belief that his/her action or omission is in the best interests of Employer or its Affiliates.

(c) Without Cause. Upon ninety (90) days’ written notice (the “Notice Period”) by either Employer or Employee to the other party hereto, other than pursuant to §6(a) or §6(b).

During the Notice Period, Employer may, in its sole discretion:

(i)	require Employee to perform only such duties as it may allocate to Employee;

(ii)	require Employee not to perform any of Employee’s duties;

(iii)	require Employee not to have any contact with Past Clients, Present Clients, Potential Clients, Marketing Agents, Investment Product Managers or Managers of Investment Product Managers (as those terms are defined in §9 below);

(iv)	require Employee not to have any contact with such employees of Employer and/or any of the members of the GCM Group (as defined in §8 below) as Employer shall determine; and

(v)	exclude Employee from Employer’s premises.

During the Notice Period, Employee must fulfill all of Employee’s duties and responsibilities set forth above as directed by Employer. Employee’s failure to comply with this requirement may result in Termination for Cause as set forth in §6(b) above.

§7. RIGHTS, REMEDIES AND OBLIGATIONS ON TERMINATION.

(a) Death or Disability. If Employee’s employment is terminated under §6(a) hereof because of death or because Employee becomes Disabled, Employee (or his/her estate, as applicable) shall be paid (i) base salary, at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated (prorated through the date of termination of employment); (ii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans); and (iii) reimbursement of expenses (as specified in §5(a)(i)) through the date of termination of employment. All such payments shall be made in accordance with Employer’s normal payroll practices.

(b) For Cause. If Employee’s employment is terminated under §6(b) hereof for Cause, Employee shall be paid (i) base salary (at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated) prorated through the date of termination of employment; (ii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans); and (iii) reimbursement of expenses (as specified in §5(a)(i)) through the date of termination of employment.

(c) Without Cause. If Employee’s employment is terminated by Employer under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses (as specified in §5(a)(i)) through the date of termination; (ii) base salary at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated (prorated through the date of termination of employment), or, if such termination occurs before the end of the Initial Term, continued payment of the Minimum Base Salary through the end of the Initial Term; and (iii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans). In addition, if Employee’s employment is terminated by Employer under §6(c) on or before the end of the Initial Term, Employee shall continue to be paid each Minimum Annual Bonus in the amounts set forth in §5(a)(ii) and any unpaid installments of the Sign-On Bonus in the amounts set forth in §5(a)(iii). All such payments shall be made in accordance with Employer’s normal payroll practices except that (x) each Minimum Annual Bonus shall be payable as provided in §5(a)(ii) and (y) each installment of the Sign-On Bonus shall be payable as provided in §5(a)(iii) . In addition to the foregoing, Employee shall be paid the Post-Employment Consulting Compensation described in §5(b) hereof, subject to the provisions of §5(b) above.

(d) Resignation. If Employee’s employment is terminated by Employee under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses through the date of termination; (ii) base salary at the rate of salary that was payable to Employee under §5(a)(i) at the time said employment was terminated (prorated through the date of termination of employment); and (iii) benefits (as specified in §5(a)(i)) through the date of termination of employment (unless a different date is specified by the terms of the applicable benefit plans). In addition, Employee shall be paid the Post-Employment Consulting Compensation described in §5(b) hereof, subject to the provisions of §5(b). Payments made pursuant to this §7 shall, to the fullest extent permitted by applicable law, be subject to offset for any debts or money owed to Employer by Employee.

(e) Miscellaneous. Except as otherwise expressly set forth in this §7, Employee shall not be entitled to any severance or other compensation from Employer after termination of employment whether in respect of the period before or after such termination or during or after the Post-Employment Consulting Period. In addition, in the event that Employee commits a material violation of any of the covenants contained in §8 or §9 of this Agreement after the termination of Employee’s employment hereunder, or fails to timely sign the separation agreement described in §5(b) above, Employer shall have no further obligation to make any payments to Employee under this §7; provided, however, that such nonpayment shall not relieve Employee of his/her obligations under §8 or §9 of this Agreement.

§8. CONFIDENTIAL INFORMATION.

(a) Confidential Information. “Confidential Information” as used herein shall mean all confidential and proprietary information of Grosvenor Capital Management, L.P., GCM Customized Fund Investment Group, L.P., Grosvenor Holdings, L.L.C., Grosvenor Holdings II, LLC, Grosvenor Capital Management Holdings, LLLP, their respective general partners, managing members, or managers, and/or their respective affiliates (each a “Grosvenor Party” and collectively, the “GCM Group”), including, without limitation, confidential or proprietary information regarding clients, client lists, fee and pricing policies, marketing materials, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets, descriptive materials relating to any of the foregoing, and information provided to any Grosvenor Party by others which the Grosvenor Party is obligated to keep confidential, whether such information is in the memory of Employee or is embodied in written, electronic, or other tangible form.

(b) Non-Disclosure. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the GCM Group because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act (and counterpart statutes of other states where the Grosvenor Parties conduct business) or (v) is information of a private nature. Employee shall not, either before or at any time after the termination of his/her employment for any reason or under any circumstance, use for Employee’s benefit or disclose to or use for the benefit of any other Person, any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate pursuant to his/her employment by Employer, unless and until such Confidential Information becomes public or generally available to Persons other than the Grosvenor Parties other than as a consequence of the breach by Employee of his/her confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be Confidential Information). Notwithstanding the foregoing, if Employee is, in the opinion of counsel acceptable to Employer, compelled by law to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, Employee may disclose such information, provided, however, that Employee shall promptly notify Employer of such requirement so that Employer may seek a protective order. Nothing in this §8 or otherwise in this Agreement prohibits Employee from reporting possible violations of applicable federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal law or regulation. Employee does not need Employer’s prior authorization to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures.

(c) Return of Information. Upon the termination of Employee’s employment, he/she shall cause to be delivered to Employer all documents and data pertaining to the Confidential Information (whether maintained in electronic or tangible media) and shall not retain any such documents or data, any reproductions (in whole or in part) thereof, or any extracts of any such documents or data containing Confidential Information. Employer retains the right to examine any home or laptop computers or similar devices used by Employee, and to copy and/or erase all Confidential Information contained on such computers and devices.

(d) Affiliate. As used in this Agreement, “Affiliate” means with respect to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with such Person; (ii) any Person that is an officer, director, partner, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, or trustee, or with respect to which such Person serves in a similar capacity; (iii) any Person that , directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest; (iv) any spouse, descendant, parent, grandparent, or descendant of a parent or grandparent of the specified Person or of any Person identified in clauses (i) through (iii); and (v) any partnership, trust, or other entity or arrangement for the principal benefit of the specified Person and/or of any one or more Persons identified in clauses (i) through (iv).

§9. NON-COMPETITION AND OTHER PROTECTIVE COVENANTS. Employee acknowledges that (i) Employer, by and through its subsidiaries and affiliated companies, conducts business throughout the world, (ii) Employer and the GCM Group have a vital and continuing interest in protecting that business, including without limitation, their existing and prospective relationships with clients and with investment funds in which any Grosvenor Party or investment funds managed by any of them invest, its marketing agents, and its officers, employees, and consultants (“Employer’s Interests”), (iii) the covenants contained in this §9 are reasonably necessary to protect Employer’s Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this §9 are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of Employer’s Interests. Employee further acknowledges and represents that the base salary, Annual Bonus, Sign-On Bonus, Holdings Participation and Post-Employment Consulting Compensation provided by Employer under §5 adequately compensate Employee for any potential employment opportunities he/she may forego as a result of his/her compliance with the protective covenants contained in this §9, that such compensation will enable him/her to provide for the needs and wants of his/her family without violating such restrictions, and that the truth of the foregoing representations is a material condition to his/her employment by Employer. Accordingly, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this §9 and further agrees that he/she will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits him/her from doing directly.

(a) Investment Management or Advisory Services. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either (x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world, or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x).

(b) Multi-Manager Alternative Strategies. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either:

(x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services that are or were, within the preceding two (2) years, offered by any Grosvenor Party (or by any investment fund directly or indirectly managed by a Grosvenor Party) at any time during the period from the date Employee’s employment by Employer commenced until the termination of Employee’s employment; or

(y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in subparagraph (x), or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in subparagraph (x), or which acts as a distribution agent for (or otherwise sells or markets the services of) any Person which provides services described in subparagraph (x), to the extent that an act described in this subparagraph (y) relates to the business or activity of providing any of the services described in subparagraph (x).

(c) Investment of Employee’s Own Funds. Without the consent of Employer, Employee shall not, directly or indirectly, until the expiration of the Restricted Period, invest (or assist in the investment of) Employee’s own funds or any other funds controlled, advised or administered in any way by him/her in (i) any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, or a fund of private equity funds, or (ii) any other type of investment product which is, at the time of such investment, similar to an investment product managed or sponsored directly or indirectly by a Grosvenor Party (each such fund or product, a “Investment Product”), other than one managed directly or indirectly by a Grosvenor Party.

(d) Interference. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, interfere with the relations of any Grosvenor Party, or of any investment fund directly or indirectly managed by a Grosvenor Party, with any Person who, at any time during the period from the date Employee’s employment by Employer commenced until the termination of the employment of Employee, was or had been (u) a Past Client, Present Client or Potential Client, (v) a fund or other Investment Product in which were invested any funds managed directly or indirectly by any Grosvenor Party, (w) a manager included in the GCM Group’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any Person described in clause (w) (a “Investment Product Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Investment Product Manager (a “Manager of a Investment Product Manager”), or (z) any distribution agent or other Person who acts on behalf of a Grosvenor Party in selling or marketing the services of such Grosvenor Party (“Marketing Agent”).

(e) No Solicitation of Clients or Marketing Agents. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship or agreement with any Past Client, Present Client, Potential Client, or Marketing Agent.

(f) No Employee Solicitation. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, induce or attempt to induce any officer or employee of or consultant to any Grosvenor Party (other than Employee’s personal secretary) or of any investment fund managed directly or indirectly by it, to terminate his/her employment or consultancy with such entity.

(g) Hiring by Employee. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in §9(f).

(h) Time Limitation. During the period after the termination of employment, subsections 9(d) and 9(e) shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of such termination, (ii) Investment Products in which funds were invested directly or indirectly by any Grosvenor Party or a manager of which was contained in the GCM Group’s database of investment managers at any time within two (2) years prior to such termination, and to Investment Product Managers and Managers of Investment Product Managers of such Investment Products, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to such termination.

(i) Invest In. For purposes of subsections 9(a) and (b), the term “invest in” shall be deemed to exclude any investment or related series of investments constituting less than five per cent (5%) of the outstanding capital stock of a company whose stock is publicly traded.

(j) Clients. For purposes of subsections (d) and (e) of this §9, “Past Client” shall mean at any particular time, any Person who at any time within two (2) years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; and “Potential Client” shall mean at any particular time, (x) any Person to whom a Grosvenor Party, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two (2) years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund or other Investment Product directly or indirectly managed by a Grosvenor Party (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or (y) any consultant to such Person.

(k) Permitted Capacity. As used in this Agreement, “Permitted Capacity” means Employee acting in his/her capacity as an employee of or consultant to Employer or any Grosvenor Party.

(l) Restricted Period. As used in this Agreement, “Restricted Period” means the period beginning on the Effective Date and ending on the first anniversary of the effective date of Employee’s termination (i.e., the first anniversary of the date on which the Notice Period, if applicable, has expired).

(m) No Disparagement. Employee shall not at any time disparage any Grosvenor Party, any Affiliate thereof, or any officer or employee of any of the foregoing. Employee shall not, without the prior written consent of Employer, make any written or oral statement concerning the termination of Employee’s employment or any circumstances, terms or conditions relating thereto, which statement is reasonably likely to become generally known to the public. Nothing in this §9(m) shall prevent Employee from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or prosecuting any claim against any of the foregoing Persons in accordance with §10 below.

(n) Cooperation. Both during and after Employee’s employment, Employee shall cooperate with Employer and the GCM Group, as reasonably requested by Employer in connection with Employer’s or the GCM Group’s business, including but not limited to, any litigation, arbitration, or other dispute in which Employer or the GCM Group has or may have an interest. Employee shall also cooperate with Employer or the GCM Group in connection with any investigation, review or hearing of any federal, state or local governmental authority that relates to events or occurrences that happened while Employee was employed by Employer. Employee’s reasonable cooperation shall include, but not be limited to, being available to meet with Employer’s counsel, acting as a witness on behalf of Employer, and treating all communications with Employer’s counsel as confidential. Employee acknowledges that in any legal action, investigation, hearing or review covered by this §9(n), Employer expects Employee to provide only accurate and truthful information or testimony. Employer will reimburse Employee for all reasonable, necessary, and pre-approved out-of-pocket expenses incurred in fulfilling Employee’s obligations under this §9(n).

(o) Future Business Activities. If, at any time or times in the future, any Grosvenor Party engages in business or activities in addition to or in lieu of its present activity, the provisions of this §9 shall apply to all such business and activities.

(p) Restrictions Reasonable. Employee acknowledges and agrees that the restrictions and other provisions set forth above in this §9 are reasonable, in all respects, including without limitation duration, geographic reach, and scope of activities covered, and will not prevent Employee from earning a living in his/her profession. Further, Employee acknowledges that in agreeing to said restrictions, he/she has received and has relied upon the independent advice and counsel of attorneys selected by him/ her. Accordingly, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this §9, and further agrees that he/she will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits him/her from doing directly.

(q) Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this §9 are held to be in any respect an unreasonable restriction upon Employee or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

§10. ARBITRATION OF DISPUTES.

(a) Arbitration. Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this §l0(a), all claims, disputes and controversies (collectively “Claims”) between the parties hereto or between Employee and any Grosvenor Party arising out of or in connection with Employee’s employment with Employer including but not limited to Claims relating to the validity, construction, performance, breach, enforcement or termination of this Agreement, to Statutory Claims (as defined below), or otherwise, shall be resolved by binding arbitration by JAMS in Chicago, Illinois, in accordance with this §10 and, to the extent not inconsistent herewith, the JAMS Employment Arbitration Rules & Procedures then in effect. Employee and Employer further agree that Claims by Employee or by Employer may only be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. In that regard, Employee specifically agrees not to file, initiate directly or indirectly, join, or participate in any class or collective action. If a class or collective is filed purporting to include Employee, then Employee shall take all steps necessary to refrain from opting in or to opt out or otherwise exclude Employee from the action, as appropriate. Employee and Employer hereby waive their respective rights to have any such Claims tried before a judge or jury except as provided in the next sentence. Notwithstanding the foregoing, Employer may elect to enforce §§8 and/or 9 by filing an action in a court of law or equity. “Statutory Claims” shall mean Claims that arise under any federal, state or local act, statute, law, ordinance or rule related to employment including but not limited to Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, and any other state or local law applicable to the employment of Employee. Only with respect to Statutory Claims, Employee shall bear only those costs of arbitration Employee would otherwise bear had he/she filed an action in court.

(b) Procedures. Any arbitration called for by this §10 shall be conducted in accordance with the following procedures:

(i) Employee or Employer (the “Requesting Party”) may demand arbitration pursuant to §10(a) hereof no later than six months after the events or omissions giving rise to the demand for arbitration, by giving written notice of such demand (the “Demand Notice”) to the other (the “Responding Party”), which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) Within thirty (30) days after the giving of a Demand Notice, each of the Requesting Party and the Responding Party shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use his/her/its best efforts to select a former judge having no affiliation with any of the parties as their respective Qualified Individual. If either party fails to make such a designation, then, on the application of the other party, JAMS shall promptly select and appoint a Qualified Individual to act as the second arbitrator. Within forty-five (45) days after the foregoing selections have been made, the arbitrators so selected shall jointly select an ex-judge having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the forty-five (45) day period referred to above, then, on the application of either party, JAMS shall promptly select and appoint an ex-judge having no affiliation with any of the parties, as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this §l0(b)(ii) shall constitute the arbitration panel for the arbitration in question.

(iii) All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Any decision by the arbitrators shall be confidential and shall be shielded from public access.

(iv) The arbitration panel may award the same remedies (which may include attorney’s fees) to the prevailing party that would have been available in court for the type of claim that was brought.

(c) Binding Character. Any decision rendered by the arbitration panel pursuant to this §10 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal.

(d) Exclusivity. Except for claims which Employer elects to adjudicate in a court of law pursuant to §l0(a), and except as set forth in §l0(e) below, arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in §l0(a) hereof, and Employer and Employee stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The arbitration panel shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the agreement to arbitrate set forth in this §10. The provisions of this §10 shall survive the dissolution of Employer.

(e) Governmental Agencies. Nothing in this §10 or otherwise in this Agreement shall be deemed to prohibit Employee from contacting, speaking, participating or cooperating with any governmental agency or self-regulatory organization in any investigation, administrative proceeding or action.

(f) Severability. If the arbitration panel finds any part of this §10 illegal, invalid or unenforceable, such a finding shall not affect the legality, validity, or enforceability of the remaining parts of §10, and the illegal, invalid or unenforceable part will be stricken from this Agreement. Except as set forth in the preceding sentence, nothing contained herein shall be deemed to give the arbitration panel any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

§11. PROPERTY ASSIGNMENT.

(a) Assignment. To the fullest extent permitted by law, Employee shall assign, and does hereby assign, to Employer all of Employee’s right, title and interest in and to all “Intellectual Property” (which, as used herein, shall include all original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws) improved, developed, discovered or written by Employee, alone or in collaboration with others, while Employee is employed by Employer.

(b) Further Cooperation. Employee shall, upon request of Employer, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in Employer all of Employee’s right, title and interest in and to all such matters.

§12. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by overnight courier, or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §12(a):

If to Employer, to:

Grosvenor Capital Management, L.P.

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

Attention: Michael J. Sacks

If to Employee, to the attention of Employee at the address set forth in Employer’s records (or at such other address as may be provided in writing by Employee to Employer).

Any such notice shall be effective only when received at such address.

(b) Equitable and Other Remedies. Employee acknowledges that violation of any of the provisions of §§8 and/or 9 of this Agreement would result in irreparable injury to Employer, for which Employer would have no adequate remedy at law. Accordingly, it is agreed that Employer shall be entitled, in addition to any and all other remedies provided by law and this Agreement (including, without limitation, termination of Post-Employment Consulting Compensation under §5(b), to equitable relief with respect to any such violation, including without limitation specific performance and preliminary and permanent injunctive relief, with respect to any such violation, without the need to post any bond or other security, and Employee shall not assert that Employer will not suffer irreparable injury or that it has an adequate remedy at law or is otherwise not entitled to equitable relief in such circumstances. In addition to any other equitable or legal remedies to which Employer shall be entitled, Employee shall reimburse Employer for all reasonable .costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Employer in connection with the enforcement of §§8 and/or 9 of this Agreement.

(c) Severability and Modification. Each restriction which is separately stated in any section, subsection, paragraph, or clause of §§8 or 9 of this Agreement is independent of each other such restriction, and if any such restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such restriction shall not invalidate, affect, or impair in any way the validity and enforceability of any other such restriction .

(d) Person. For purposes of this Agreement, “Person” means and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group, or association, whether or not recognized by law as having a separate legal personality.

(e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, any of which may bear the signature of only one of the two parties, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, except that the employment obligations of and restrictions upon Employee shall not bind his/her heirs or successors. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto, except Employer may assign its rights and obligations hereunder in connection with the sale of its entire business.

(h) Entire Agreement; Supercession. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and it supercedes, from and after the Effective Date, all other prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto, and no waiver or release of a party’s rights hereunder shall be effective unless made in writing by the party whose rights are thereby waived or released. This Agreement may not be amended by e-mail.

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Illinois.

(j) IRC Section 409A. If and to the extent that any amounts payable under §5 of this Agreement may be deemed to be payments of deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, the Parties agree that this Agreement shall be interpreted and administered in accordance with the requirements of such Section 409A, which are hereby incorporated by reference. Employer shall have, in its sole discretion, the right to modify the timing of any payments to be made under this Agreement if, and to the extent, required to comply with such Section 409A.

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[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

EMPLOYER

GROSVENOR CAPITAL MANAGEMENT, L.P.

	By:	GCM, L.L.C., its General Partner

Date: April 10, 2017	By:	Grosvenor Holdings, L.L.C., its Manager

	By:	/s/ Michael J. Sacks
Michael J. Sacks, Managing Member

and

	By:	MJS LLC, Managing Member

	By:	/s/ Michael J. Sacks
Michael J. Sacks, Manager

EMPLOYEE

Date: March 30, 2017	/s/ Francis ldehen
Francis ldehen